Exhibit 6.2

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (the “Agreement”) is entered into as of August ____, 2020, by and among GolfSuites Lubbock, LLC (the “Purchaser”) and each of those persons and entities, severally and not jointly, whose names are set forth on the Schedule of Sellers attached hereto as Schedule A (each individually a “Seller” and, collectively, the “Sellers”).

RECITALS

WHEREAS, 4ORE Golf, LLC (the “Company”) is engaged in the business of owning and operating a golf entertainment facility at 6909 Marsha Sharp Fwy in Lubbock, TX (the “Facility”); and

WHEREAS, Sellers desire to sell, and Purchasers desire to purchase, an aggregate of 75% of the membership interests of the Company (the “Interests”) on the terms and conditions set forth herein (the “Purchased Interests”).

NOW, THEREFORE, for and in consideration of the mutual promises contained herein and the recitals set forth hereinabove, and other good and valuable consideration, the receipt of which is hereby acknowledged by Purchaser and Sellers agree as follows:

ARTICLE 1

AGREEMENT TO SELL AND PURCHASE.

Sale and Purchase. Subject to the terms and conditions hereof, at the Closing (as hereinafter defined) each of the Sellers hereby agrees to sell to Purchaser, severally and not jointly, and Purchaser agrees to purchase from each of the Sellers, the Interests set forth opposite such Seller’s name on Schedule A, at the purchase price set forth by such Seller’s name on Schedule A. The aggregate purchase price for the Purchased Interests shall be ONE MILLION DOLLARS ($1,000,000.00) plus ONE HUNDRED AND THIRTEEN THOUSAND FIVE HUNDRED AND SIXTEEN DOLLARS AND SEVENTY TWO CENTS ($113,516.72) (the “Purchase Price”). Purchaser has heretofore deposited FIFTY THOUSAND DOLLARS ($50,000.00) with Sellers as a non-refundable deposit which will be credited against the Purchase Price at Closing.

1.2            Conversion of Interests to Units. Simultaneously with the Closing, the Purchaser and the Sellers will amend the Company Agreement of the Company to provide for Membership Units rather than percentage Interests. The Interests so converted and expressed as Units are also set forth in Schedule A.

1.3 Option to Purchase. Purchaser shall have the option (the “Option”) for 90 days after the Closing Date to purchase the remaining 25% of Membership Units held by Sellers at an aggregate price of $371,172.24 (the “Option Price”). Purchaser shall provide written notice to the Seller Representative of the exercise of this Option within such 90-day period and shall pay the Option Price to the Sellers by check payable to each Seller in the amounts set forth in Schedule A within 5 business days of such notice.

article 1

CLOSING, DELIVERY AND PAYMENT.

Closing. The closing of the sale and purchase of the Purchased Interests under this Agreement (the “Closing”) shall take place the later of (a) August 19, 2020 and (b) the date that all the closing conditions in Article 5 are fulfilled or waived, at 10:00 AM, local time, at the Facility, or at such other time or place as the Sellers and Purchaser may mutually agree (such date is hereinafter referred to as the “Closing Date”).

Delivery. At the Closing, subject to the terms and conditions hereof, the Sellers and Purchaser shall execute an Amended and Restated Company Agreement for the Company (the “New Company Agreement”) reflecting a 75% ownership interest in the Company based on Membership Units. The New Company Agreement shall be substantially in the form of attached as Exhibit A. Purchaser shall deliver to 4Golf Investments, LLC a check made payable to it in the amount of the Purchase Price. 4Golf Investments shall distribute the net proceeds of the sale after expenses to each such Seller in the proportions set forth in Schedule A.

2.3      Termination.      This Agreement may be terminated at any time prior to the Closing Date;

(a)            By consent of all the parties hereto;

(b)            Purchaser, on the one hand, and Sellers, through their representative, Robert Muzyka (the “Sellers’ Representative”) on the other hand, may terminate this Agreement by giving written notice to the other party at any time prior to the Closing Date in the event the non-terminating party has breached any material representation, warranty or covenant contained in this Agreement in any material respect.

(c)            By either Purchaser or Sellers if the Closing Date has not occurred by August 24, 2020 (the “Outside Closing Date”).

2.4            Effect of Termination. If this Agreement is terminated pursuant to Section 2.3 above, all rights and obligations of the parties hereunder shall terminate without any liability of the terminating party to any other party (except for any liability of a party then in breach), except for the Confidentiality and Non-Solicitation provisions contained in Section 6.3 below which shall survive in accordance with its terms.

article 2

REPRESENTATIONS AND WARRANTIES OF THE SELLERS.

Each Seller, to the best of such Seller’s knowledge, severally and not jointly, hereby represents and warrants to the Purchaser as follows:

Organization, Good Standing and Qualification. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas. The Company has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted. The Company does not own equity securities of any other corporation, limited partnership or similar entity and the Company is not a participant in any joint venture, partnership or similar arrangement.

Capitalization; Voting Rights. The Interests of the Company, immediately prior to the Closing, are as set forth in Schedule A. There are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or agreements of any kind for the purchase or acquisition from the Company of any of its Interests or other securities other than through the existing Company Agreement, a copy of which has been delivered to Purchaser.

2.4            Authorization; Binding Obligations. Each Seller represents as to himself or itself:

(a)            Neither Seller nor such Seller’s Interest is a party to, subject to or bound by any agreement or any judgment, award, order, writ, injunction or decree of any court, governmental body or arbitrator which could conflict with or be breached by the execution, delivery or performance by such Seller of this Agreement or the New Company Agreement or which could prevent the carrying out of this Agreement or the New Company Agreement. Seller owns beneficially and of record all right, title and interest in and to its Interests free and clear of any liens, encumbrances, charges and claims or rights of others. When transferred and delivered in compliance with the provisions of this Agreement, the Seller’s Interests will be fully paid and nonassessable, and will be free of any liens or encumbrances; provided, however, that the Interests may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed to be made and restrictions set forth in the New Company Agreement.

(b)            Seller has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and the New Company Agreement and to carry out their provisions. All action on Seller’s part required for the lawful execution and delivery of this Agreement and the New Company Agreement have been or will be effectively taken prior to the Closing. Upon their execution and delivery, this Agreement and the New Company Agreement will be valid and binding obligations of Seller, severally and not jointly, enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, (ii) general principles of equity that restrict the availability of equitable remedies.

3.4            Financial Statements. The Company has delivered to Purchaser (i) the Company’s balance sheet as at December 31, 2019 and statement of income for the twelve months then ended December 31, 2019 and (ii) the Company’s balance sheet as at July 1, 2020 (the “Statement Date”) and the Company’s statement of income for the six month period ending on the Statement Date (collectively, the “Financial Statements”). The Financial Statements, together with the notes thereto, are complete and correct in all material respects, and present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and the Statement Date; provided, however, that the June financial statements are subject to normal recurring year-end adjustments which are not expected to be material.

Liabilities. Except as disclosed in Schedule 3.5 attached hereto, the Company does not have any material liabilities or material contingent liabilities not disclosed in the Financial Statements, except current liabilities incurred in the ordinary course of business subsequent to the Statement Date which have not been, either in any individual case or in the aggregate, materially adverse.

Obligations to Related Parties. There are no obligations of the Company to Sellers (or their spouses) other than (a) for payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the Company, (c) for other employee benefits made customarily available to officers in their position or (d) as disclosed in the Financial Statements.

Changes. Since the Statement Date, except as disclosed in Schedule 3.5 or 3.7, or possible disruptions related to COVID-19 (“Covid”) either related to governmental restrictions, general economic conditions or public sentiment, there has not been:

Any change in the assets, liabilities, financial position or operations of the Company from that reflected in the Financial Statements, other than changes in the ordinary course of business, none of which individually or in the aggregate has had or can reasonably be expected to have a have a material adverse effect on the assets, liabilities, financial position or operations Company (a “Material Adverse Effect”);

Any resignation or termination of any key employee of the Company; and the Sellers do not know of the impending resignation or termination of employment of any such key employee;

Any material change, except in the ordinary course of business, in the contingent obligations of the Company;

Any damage, destruction or loss, whether or not covered by insurance, which individually or in the aggregate has had or can reasonably be expected to have a Material Adverse Effect;

Any waiver by the Company of a valuable right or of a material debt owed to it;

(f)             Any material change in any compensation arrangement or agreement with any employee, officer, Manager or Member of the Company;

(g)            Any other event or condition of any character that, either individually or in the aggregate has had or can reasonably be expected to have a Material Adverse Effect.

Title to Properties and Assets; Liens, etc. The Company has good and marketable title to its properties and assets, including the properties and assets reflected in the Company’s most recent balance sheet included in the Financial Statements, and good title to its leasehold estates, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (i) those resulting from taxes which have not yet become delinquent, (ii) liens and encumbrances which do not materially detract from the value of the property subject thereto or materially impair the operations of the Company, (iii) the mortgages and security interests      of First United Bank (iii) mortgages, liens and encumbrances against landlords on the underlying property of the Company’s leaseholds, (iv) those that have otherwise arisen in the ordinary course of business or (iv) as disclosed in the Financial Statements.

3.9            Compliance with Other Instruments. The Company is not in violation or default of any term of its organizational documents, or of any provision of any mortgage, indenture, contract, agreement, instrument or contract to which it is party or by which it is bound or of any judgment, decree, order, writ or, any statute, rule or regulation applicable to the Company which violation or default has had or can reasonably be expected to have a Material Adverse Effect.

1.      3.10      Litigation. Except as disclosed on Schedule 3.5:

There is no action, suit, proceeding or investigation pending or currently threatened against the Company individually or in the aggregate, which if adversely determined, can reasonably be expected to have a Material Adverse Effect. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate the outcome or disposition of which could result in a Material Adverse Effect.

3.11            Tax Returns and Payments. The Company has timely filed all tax returns (federal, state and local) required to be filed by it. All taxes shown to be due and payable on such returns, any assessments imposed, and all other taxes due and payable by the Company on or before the Closing have been paid or will be paid prior to the time they become delinquent. The Company has not been advised (i) that any of its returns, federal, state or other, have been or are being audited as of the date hereof, or (ii) of any deficiency in assessment or proposed judgment to its federal, state or other taxes. There is no liability of any tax to be imposed upon the Company’s properties or assets as of the date of this Agreement that is not adequately provided for or which could have a Material Adverse Effect.

3.12            Compliance with Laws; Permits. The Company is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties which violation has had or can reasonably be expected to have a Material Adverse Effect. Except as disclosed in Schedule 3.15, no governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of this Agreement and the transfer and delivery of the Interests, except such as have been duly and validly obtained or filed, or with respect to any filings that must be made after the Closing, as will be filed in a timely manner.

3.13            Employees. Except as may be disclosed in Schedule 3.5 or 3.7, the Company is and has been in compliance in all material respects with all applicable employment and workplace laws, including without limitation those related to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health, and layoffs, in each case relating to Seller’s employees and/or employment practices at the Facility.

3.14            Environmental. Except as may be disclosed in Schedule 3.14, the Company is and has been in compliance in all material respects with all applicable environmental laws in connection with the operation of the Facility and has not received any communication from any governmental authority alleging that the Company is in violation of, or has any liability under, any environmental laws.

3.15            Material Contracts. Schedule 3.15 sets forth all contracts or agreements (collectively, the “Material Contracts”) to which Seller is a party or by which it is bound and which involve the payment of more than $50,000 a year and which cannot be cancelled without payment of penalty in excess of $5,000 or which restricts the ability of the Company to compete with the other party in the Golf Entertainment business. Golf Entertainment business shall mean a business which operates one or more outdoor golf driving range using various hardware and software to track the balls hit and integrate that information into games. Each Material Contract is in full force and effect and constitutes a legal, valid, and binding agreement, enforceable against the Company in accordance with its terms and, to its knowledge, against each other party thereto, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, (ii) general principles of equity that restrict the availability of equitable remedies. The Company has not given to or received from any other party, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Material Contract. Schedule 3.15 sets forth all consents from any third parties, including, without limitation, any governmental authority or any party to a Material Contract, that are required in connection with the execution, delivery, or performance of this Agreement or the consummation of the transactions contemplated hereby (the “Required Consents”)

3.16            Disclaimer of Other Representations and Warranties; Disclosure. Sellers do not make, and have not made, any representation or warranty relating to Sellers and the Company or otherwise in connection with the transactions contemplated hereby or in the New Company Agreement other than those set forth herein or therein. Any information disclosed in one Schedule shall be deemed to be included in all Schedules. Certain information set forth in the Schedules is included for informational purposes and may not be required to be disclosed pursuant to this Agreement and shall not be deemed to establish a standard of materiality.

article 3

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS.

Purchaser to the best of its knowledge, hereby represents and warrants to each of the Sellers as follows:

Requisite Power and Authority. Purchaser has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and the New Company Agreement and to carry out their provisions. All action on Purchaser’s part required for the lawful execution and delivery of this Agreement and the New Company Agreement have been or will be effectively taken prior to the Closing. Upon their execution and delivery, this Agreement and the New Company Agreement will be valid and binding obligations of Purchaser, enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, (ii) general principles of equity that restrict the availability of equitable remedies.

4.2            Company Information. Purchaser has received and read the Financial Statements and business plan and has had an opportunity to discuss the Company’s business, management and financial affairs with the Managers, officers and management of the Company and has had the opportunity to review the Company’s operations and the Facility. Purchaser has also had the opportunity to ask questions of and receive answers from, the Company and its management regarding the terms and conditions of this investment.

article 4

CONDITIONS TO CLOSING.

Conditions to Purchaser’s Obligations at the Closing. Purchaser’s obligations to purchase the Purchased Interests at the Closing are subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

Representations and Warranties True; Performance of Obligations. The representations and warranties made by the Sellers in Article 3 hereof shall be true and correct in all material respects as of the Closing Date with the same force and effect as if they had been made as of the Closing Date, and the Sellers shall have performed all obligations and conditions herein required to be performed by them in all material respects on or prior to the Closing.

(b)            Required Consents. The Required Consents shall have been obtained.

(c)            New Company Agreement. A New Company Agreement substantially in the form attached hereto as Exhibit A shall have been executed and delivered by the parties thereto.

5.2          Conditions to Obligations of the Sellers. The Sellers’ obligations to sell and deliver the Purchased Interests is subject to the satisfaction or waiver, on or prior to the Closing, of the following conditions:

(a)            Representations and Warranties True. The representations and warranties made by the Purchaser in Article 4 hereof shall be true and correct in all material respects as of the Closing Date with the same force and effect as if they had been made as of the Closing Date.

(b)            New Company Agreement. A New Company Agreement substantially in the form attached hereto as Exhibit A shall have been executed and delivered by the parties thereto.

(c)            Delivery. At the Closing, subject to the terms and conditions hereof, Purchaser will deliver to the Sellers payment of the Purchase Price for the Purchased Interests as provided in Section 2.2.

ARTICLE 6

COVENANTS

6.1      Conduct of Business.      Sellers shall cause the Company to carry on its business in the usual and ordinary course of business, consistent with past practices. Seller shall cause the Company to use commercially reasonable efforts to keep available the services of its key employees and to preserve the goodwill of those having business relationships with the Company. No funds from the Company’s operating accounts shall be transferred to the reserve account prior to Closing.

6.2      Cooperation.      From the date hereof until the Closing, Sellers and Purchaser each agree that each of them shall both use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable to consummate the transactions contemplated hereby as soon as practicable.

6.3      Confidentiality and Non-Solicitation.      The Parties agree that the fact of and the terms and conditions of this Agreement and any and all information disclosed, whether orally or in writing, by a party (the “Disclosing Party”) to the other party (“Receiving Party”) pursuant hereto or the letter agreement dated June 5, 2020 (the “Confidential Information”) are confidential and will not be disclosed to any individual or entity without the express written consent of the Disclosing Party, except to the extent that (i) such disclosure may be required by law. In which event, the party compelled to disclose will seek to notify the other party in advance thereof; or (ii) such Confidential Information is or becomes available in the public domain except through the breach of this confidentiality provision. Any Confidential Information will only be used to evaluate this contemplated transaction, may not be used by the Receiving Party for the benefit of its own business and may not be used to the detriment of the Disclosing Party. Upon termination of this Agreement for any reason, the parties will destroy and shred all other Confidential Information of the other party. A Receiving Party may disclose Confidential Information to its officers, directors, employees, attorneys, agents, consultants, accountants, and/or other advisors (“Representatives”) who have a reasonable need to know the Confidential Information in connection with the matters contained herein and who agree to maintain the Confidential Information according to the terms of this Agreement. Each party agrees to be responsible for any breach of this confidentiality provision by its Representatives. If this Agreement is terminated, for a period of one year from the date of this Agreement, neither party will directly or indirectly solicit for employment any salaried management employee of the other, except for such employee who (i) initiates discussions regarding such employment without any direct or indirect solicitation by the hiring party, (ii) responds to any public advertisement in a publication of general circulation or (iii) has been terminated by the other party prior to the commencement of employment discussions with the hiring party.

6.4      Exclusivity and Standstill.      Purchaser and Sellers will not engage in formal or informal discussions, negotiations, program development, solicitation of other companies for the same or similar arrangement(s) regarding the matters provided herein from the effective date of this Agreement until this Agreement is terminated or the Closing occurs.

ARTICLE 7

SURVIVAL AND INDEMNITY

7.1            Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by Purchaser and the closing of the transactions contemplated hereby until December 31, 2020. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Sellers pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Sellers hereunder solely as of the date of such certificate or instrument.

7.2            Indemnification of Purchaser. Upon Closing, Sellers, severally and not jointly, agree to indemnify, defend and hold harmless Purchaser and its officers, directors, employees, stockholders, heirs, successors, and assigns (each, a “Purchaser Indemnified Party”), from and against any and all losses, damages, debts, liabilities, obligations, judgments, orders, awards, claims, fines, penalties, costs, and expenses (including reasonable legal or accounting fees or expenses) (collectively, “Losses”) imposed on, incurred by, or asserted against any of them as a result of the breach of any surviving representation or warranty or the failure to do and perform any covenant or agreement of Sellers contained herein (a ”Sellers’ Breach”). The claims for any Losses arising from a Seller Breach must be asserted in writing against Sellers by January 31, 2021 through written notice to the Sellers’ Representative.

7.3      Deductible and Limit.      The indemnification provisions contained in Section 7.2 shall accrue only if and to the extent that the aggregate of all Losses arising therefrom shall have first exceeded the sum of FIFTY THOUSAND DOLLARS ($50,000.00) and shall be limited to the sum of the Purchase Price plus the Option Price if the Option is exercised less $500,000. Sellers shall each be responsible for such Losses in excess of $50,000 in proportion to their Existing Interests as set forth in Schedule A.

ARTICLE 8

MISCELLANEOUS

8.1            Governing Law. This Agreement shall be governed in all respects by the laws of the State of Texas as such laws are applied to agreements between Texas residents entered into and performed entirely in Texas.

8.2            Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. This Agreement may not be assigned by Purchaser to a person who is not an affiliate of Purchaser without the consent of the Sellers.

8.3            Entire Agreement. This Agreement, the Schedules hereto, the New Company Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

8.4            Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

2.	8.5 Amendment and Waiver. This Agreement and the terms contained herein may be amended, modified or waived only upon the written consent of the Sellers and Purchasers.

8.6            Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or otherwise afforded to any party, shall be cumulative and not alternative.

8.7            Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt, or (v) electronic transmission via email with notice of read receipt. All communications shall be sent to the Sellers c/o Robert Muzyka and Joseph Killeen at their respective addresses set forth on Schedule A and to Purchaser at its address set forth on Schedule A or at such other address as the Sellers or Purchaser may designate by 10 days advance written notice to the other parties hereto.

8.8            Expenses. Each of the parties hereto shall pay the fees and expenses of its respective counsel, accountants, and other experts and shall pay all other expenses incurred by it in connection with the negotiations, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby.

8.9            Attorneys’ Fees. In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

8.10            Titles and Subtitles. The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

1.            8.11             Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Electronically transmitted copies shall be treated as original copies.

3.

8.12            Broker’s Fees. Each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this Section 8.12 being untrue.

8.13            Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

IN WITNESS WHEREOF, the parties hereto have executed this AGREEMENT as of the date set forth in the first paragraph hereof.

SELLERS:

JOSEPH KILLEEN

By:

ROBERT G. MUZYKA, JR.

By:

LEE LEWIS

By:

4GOLF INVESTMENTS, LLC

By:

Robert Lin, Manager

M & M CAPITAL, LLP

By:

Mark Bain, Partner

LOWRY SCHAUB

By:

PURCHASER:

GOLFSUITES LUBBOCK, LLC.

By:

Name: Gerald Ellenburg
Title: Manager

SCHEDULE A

EXHIBIT A

AMENDED AND RESTATED COMPANY AGREEMENT

Schedule 3.5

Liabilities and Litigation

1.	While there are no current threatened or actual claims against the Company related to COVID, there is a risk that a customer or employee may make a claim related to the transmission of the virus at the Facility.

2.	The Company obtained an EIDL loan of $149,900 and a $10,000 EIDL grant on June 25, 2020. The cash received and the associated liability is not reflected on the July 1, 2020 balance sheet that are part of the Financial Statements. The loan has a 30 year maturity and carries interest at 3.75% per annum.

3.	TABC Breach of Peace August 24, 2018. The matter was resolved with a citation but no fines.

Schedule 3.7

Changes

1.	See disclosure 2 in Schedule 3.5.

2.	The Company terminated Milina Funderburg, the Director of Marketing, on August 6, 2020.

Schedule 3.14

Environmental

None

Schedule 3.15

Material Contracts

1. First United Bank Loan as amended March 1, 2020

2. Paycheck Protection Loan through First United dated April 14, 2020 for $408,100

3. EIDL Loan for $149,900 dated June 24, 2020

4. Gold Sky Capital (Ground Lease)- effective October 11, 2018.

5. Hub City Main Street Investments (Ground Lease) - Effective August 29, 2018.

6. TopGolf/ TopTracer ( Technology Licensing) -effective January 1, 2020

7. Timeforge (Payroll, HR,)- Effective January 1, 2020.

8. Philadelphia Insurance Companies- (Business) Effective date May 22, 2020.

9. Philadelphia Insurance Companies- (D&O Insurance) Effective date May 22, 2020.

10. Broadline Distribution Agreement with Sysco-effective 11/30/2016

11. Card Connect- Effective 8/17/17

Required Consents

1. First United Bank

2. Gold Sky Capital

3. Subsequent to the Closing, a change in ownership filing will be necessary with the TABC